Exhibit 99.1

Contacts:
David Baggs, Investor Relations
904-359-4812

Garrick Francis, Corporate Communications
904-359-1708

CSX Reports 63 Percent Increase in Earnings Per Share

First Quarter Highlights:

▪	Record first quarter operating income and revenues
▪	Record first quarter operating ratio of 77 percent
▪	Industry leading service and safety performance

Jacksonville, Florida (Apr. 15, 2008) – CSX Corporation (NYSE: CSX) today reported first quarter earnings of $351 million, or 85 cents per share, versus $240 million, or 52 cents per share, last year. This represents a 63 percent improvement in earnings per share over last year.

First quarter results included 5 cents per share from a non-cash equity earnings adjustment this year and 2 cents per share from insurance recoveries last year.  On a comparable basis, excluding these items, first quarter EPS was up 60 percent from a year ago. (See table below for reconciliation of quarter items to reported numbers.)

“Our highly focused workforce continued to drive shareholder value at a record setting pace in the first quarter by delivering outstanding safety, customer service and financial results,” said Michael Ward, chairman, president and chief executive officer.  “In addition, the diverse business portfolio we have created is allowing the company to grow though the current economic cycle.”

CSX generated significant revenue growth in six of its ten markets, resulting in record first quarter revenues of $2.7 billion, a 12 percent increase over the first quarter of 2007. The company overcame softness in the housing and automotive sectors through yield management, fuel recovery and market drivers including growth in ethanol and grain shipments, increased demand for export coal, and a stable industrial economy.

The company achieved these revenue gains while holding non-fuel expenses flat, which drove record first quarter operating income of $626 million, up from $485 million last year. The respective quarters included insurance gains of $2 million and $18 million. On a comparable basis, excluding these gains, operating income was up 34 percent.  At the core of this improvement were stronger safety and service levels, greater labor productivity and increased fuel efficiency, resulting in a 370 basis point improvement in the operating ratio to 77 percent on a comparable basis.

Reflecting the company’s strong first quarter performance and the underlying strength of its business, CSX is now targeting the upper end of its previously announced 2008 EPS guidance of $3.40 - $3.60 on a comparable basis.

CSX also reaffirmed its long-term financial targets announced on March 17, 2008. With 2007 as the baseline, the company is confident that it can achieve compound annual growth in operating income of 13 to 15 percent, as well as 18 to 21 percent compound annual growth in EPS before the impact of share repurchases through 2010.  Additionally, CSX is targeting an operating ratio in the low-70’s and free cash flow before dividends exceeding $1 billion in 2010.

The company repurchased $300 million of its outstanding common stock in the first quarter and remains committed to repurchasing an additional $3 billion in common stock by the end of 2009.  As previously stated, the company is also investing $5 billion in its transportation network between 2008 and 2010 to meet the nation’s burgeoning demand for freight rail service.

“Our guidance and actions to enhance shareholder value are indicative of our momentum and confidence in the future of the company,” said Ward. “CSX is poised and motivated to deliver substantial value in the short term while enhancing its network and service to create value for many years to come.”

GAAP RECONCILIATION [1] (Dollars in millions, except per share amounts)
	First Quarter
	2008	2007	Improvement
Operating Income Less Gain on Insurance Recoveries	$ 626 (2)	$ 485 (18)	29%
Comparable Operating Income	$ 624	$ 467	34%
Earnings Per Share Less Gain on Insurance Recoveries Less Equity Earnings Adjustment	$ 0.85 - (0.05)	$ 0.52 (0.02 -)	63%
Comparable Earnings Per Share	$ 0.80	$ 0.50	60%

CSX Corporation, based in Jacksonville, Fla., is a leading transportation company providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans approximately 21,000 miles with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports.

This earnings announcement, as well as a package of detailed financial information, is contained in the CSX Quarterly Financial Report available on the company's web site at http://investors.csx.com in the Investors section and on Form 8-K with the Securities and Exchange Commission (“SEC”).

CSX executives will conduct a quarterly earnings conference call with the investment community on April 16, 2008 at 8:30 a.m. ET. Investors, media and the public may listen to the conference call by dialing 888-327-6279 (888-EARN-CSX) and asking for the CSX earnings call. (Callers outside the U.S., dial 773-756-0199). Participants should dial in 10 minutes prior to the call.

In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company’s web site at http://investors.csx.com.

Following the earnings call, an internet replay of the presentation will be archived on the company web site.

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GAAP Reconciliation1

CSX reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures used to manage the company’s business that fall within the meaning of Regulation G (Disclosure of Non-GAAP Financial Measures) by the SEC may provide users of the financial information with additional meaningful comparisons to prior reported results.

In press releases and presentation slides for stock analysts, CSX has provided operating income and earnings per share adjusted for certain items, which are non-GAAP financial measures. The company’s management evaluates its business and makes certain operating decisions (e.g., budgeting, forecasting, employee compensation, asset management and resource allocation) using these adjusted numbers.

Likewise, this information facilitates comparisons to financial results that are directly associated with ongoing business operations as well as provides comparable historical information. Lastly, earnings forecasts prepared by stock analysts and other third parties generally exclude the effects of items that are difficult to predict or measure in advance and are not directly related to CSX’s ongoing operations. A reconciliation between GAAP and the non-GAAP measure is provided above. These non-GAAP measures should not be considered a substitute for GAAP measures.

Forward-Looking Disclosure

This information and other statements by the company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” “estimate” and similar expressions.

Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the company.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the company’s website at http://investors.csx.com.

Proxy Disclosure
On February 22, 2008, CSX Corporation ("CSX") filed with the SEC a revised preliminary proxy statement in connection with its 2008 Annual Meeting.  CSX plans to file with the SEC and furnish to its shareholders a definitive Proxy Statement in connection with its 2008 Annual Meeting, and advises its security holders to read the definitive Proxy Statement when it becomes available, because it will contain important information. Security holders may obtain a free copy of the definitive Proxy Statement and other documents (when available) that CSX files with the SEC at the SEC’s website at www.sec.gov. The definitive Proxy Statement and these other documents may also be obtained for free from CSX by directing a request to CSX Corporation, Attn: Investor Relations, David Baggs, 500 Water Street C110, Jacksonville, FL 32202.

CSX, its directors, director nominee and certain named executive officers and employees may be deemed to be participants in the solicitation of CSX’s security holders in connection with its 2008 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in CSX’s revised preliminary proxy statement filed on February 22, 2008 with the SEC.

CSX Corporation, based in Jacksonville, Fla., is a leading transportation company providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans approximately 21,000 miles with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports. More information about CSX Corporation and its subsidiaries is available at the   company's web site, www.csx.com .